AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2001

                                                 Registration No. 333-
                                                                      ---------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                AMENDMENT NO. 1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                     INTERNATIONAL BROADCASTING CORPORATION
                 (Name of Small Business Issuer in Its Charter)


          Nevada                           7383                91-2101440
          ------                ---------------------------    -----------
(State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer
 Incorporation or Organization)  Classification Number)      Identification No.)

                             1125 East Clark Avenue
                                     Suite A
                              Santa Maria, CA 93455
                                  (805)938-5573
          (Address and Telephone Number of Principal Executive Offices)
                            -------------------------

                           Daryn P. Fleming, President
                             1125 East Clark Avenue
                                     Suite A
                              Santa Maria, CA 93455
                                  (805)938-5573
            (Name, Address and Telephone Number of Agent For Service)
                         ------------------------------
                        Copies of all communications to:

                             Roxanne K. Beilly, Esq.
                              Atlas Pearlman, P.A.
                           350 East Las Olas Boulevard
                                   Suite 1700
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                   CALCULATION OF REGISTRATION FEE

                                                 Proposed           Proposed
   Title of Each                                  Maximum            Maximum
Class of Securities             Amount to be   Offering Price       Aggregate           Amount of
  to be Registered               Registered     Per Security      Offering Price     Registration Fee
--------------------            ------------  -----------------   ---------------    ----------------

Common Stock, par value
$.0001 per share(1)              20,849,900               $.01          $208,499              $52.13

Total Registration Fee                                                                        $52.13


(1)      Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                      Subject to Completion October 2, 2001
                                            ---------------
PROSPECTUS

                     INTERNATIONAL BROADCASTING CORPORATION

                        20,849,900 Shares of Common Stock


         This prospectus covers the 20,849,900 shares of common stock of International Broadcasting Corporation being offered by certain selling security holders. See "Selling Security Holders" beginning on page 21. We will not receive any proceeds from the sale of the shares by the selling security holders.


         This investment involves a high degree of risk. There is no public market for our shares. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                The date of this prospectus is ____________, 2001

                               PROSPECTUS SUMMARY

         We are a web-based provider of financial news on public companies quoted on the OTC Bulletin Board, as well as original editorial commentary on general matters related to trading stocks quoted on this electronic quotation service. The content featured on our web site is either aggregated from third party sources, such as news wires, or is original content researched and written by us . Our goal is to become a recognized source for news and information on the OTC Bulletin Board, free from any spin, slant or editorial angle. We intend to generate revenues through the sale of advertising on our site as well as subscriptions for premium services, such as stock alerts, news and updates tailored to the subscriber's preferences.

         We are a development stage company which was incorporated on October 13, 2000 in the State of Nevada under the name of Explosive Financial Opportunities, Inc. On March 14, 2001 we changed our name to International Broadcasting Corporation. Our offices are located at 1125 East Clark Avenue, Suite A, Santa Maria, California 93455, and our telephone number is 805-938-5573. Our fiscal year is December 31. The information contained on our website is not part of this prospectus.

The Offering

Common Stock Offered by
Selling Security holders                                      20,849,900 shares

Common Stock Outstanding:
         Prior to the Offering                                70,849,900 shares
         After the Offering                                   70,849,900 shares

                             Selected Financial Data

         The following summary of our financial information has been derived from our financial statements that are included in this prospectus.

Statement of Operations Data:

                                      October 13, 2000       Six Months Ended
                                    (inception) through          June 30,
                                     December 31, 2000             2001
                                     -----------------       ------------------
                                                               (unaudited)

Net sales                            $              0        $               0
Operating expenses                   $              0        $          73,161
                                     -----------------       ------------------
Net loss                             $              0        $         (80,523)
                                     -----------------       ------------------
Net loss per weighted average
    shares outstanding               $           0.00        $            0.00

Weighted average common
   shares outstanding                      50,000,000               54,599,431
                                     -----------------       ------------------

Balance Sheet Data:
                                      December 30, 2000          June 30,, 2001
                                      -----------------          --------------
                                                                  (unaudited)

Current assets                        $              0           $     123,907
                                      -----------------          --------------
Current liabilities                   $              0           $      20,514
Working capital                       $              0           $     103,393
                                      -----------------          --------------
Total assets                          $              0           $     263,785
                                      -----------------          --------------
Total liabilities                     $              0           $      20,514
Total stockholders' equity            $              0           $     243,271
                                      -----------------          --------------

                                  RISK FACTORS

         An investment in our securities is speculative in nature and involves a high degree of risk. ^The following material risk factors should be considered carefully in evaluating International Broadcasting and our business before purchasing our securities.

We are a new business with a limited operating history.

         We were recently organized and have a limited operating history upon which an evaluation of management's performance and our future prospects can be made. There can be no assurances whatsoever that we will be able to successfully implement our business model, penetrate our target markets or attain a wide following for our services. We are subject to all the risks inherent in a start-up enterprise. Our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business.

We have no revenues to date, our business model is unproven and our future results are uncertain.

         From inception in October 2000 until June 30, 2001, we have not generated any revenues. We cannot guarantee you that we will ever report significant revenues or that we will ever achieve profitability. Our business model is dependent upon revenues generated from online advertising and subscription fees. Many existing online companies have experienced significant difficulty in generating revenues from these types of sources and have altered their business models. We cannot guarantee you that our business model will be successful. Our prospects must be considered in light of the risks, and uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.

We rely on publicly-available information to provide content for our web site. We may not have timely access to market information.

         The content which appears on our web site contains news and information sourced from a wide array of news sources including television, news wires and the Internet. Because of the time it takes us to review the information, determine what we believe may be of interest to visitors to our web site and post the information on our web site, the information may not be timely. While we do not believe these content delivery delays adversely affect our abilities to successfully implement our business model as a result of our niche focus on the OTCBB, our abilities to develop a wide following for our web site may be adversely affected.

Because our management has limited experience in the financial news industry our abilities to implement our business model may be adversely effected.

         Prior to founding our company, members of our management had no experience in the financial news industry. The financial news industry is highly specialized and the management of the majority of the companies with whom we compete have significantly more experience than our management in gathering and reporting financial news. This lack of experience may be detrimental to the continued implementation of our business model, the establishment of our brand and our abilities to ever effectively compete within our industry.

         We are dependent upon the services of our president. We do not have an employment agreement with him and we cannot guarantee the continued availability of his services to us .

         Our success is dependent on the efforts and abilities of our founder, Daryn P. Fleming. We are not a party to an employment agreement with him and we do not anticipate entering into an employment agreement in the near future. The loss of the services of Mr. Fleming could materially and adversely effect the continued implementation of our business model.

Because there is no public market for our common stock, you may find it extremely difficult or impossible to resell our shares. Even if a public market is established, we cannot guarantee you that there will ever be any liquidity in our common stock.

         There is no public market for our common stock, and there can be no assurance that a public market will ever be established. Purchasers of our shares of common stock will face significant obstacles if they wish to resell the shares. Absent a public market for our common stock, an investment in our shares should be considered illiquid. In the future we may attempt to establish a public market for our common stock. We cannot guarantee you that we will be successful. Even if a public market is established, it is unlikely a liquid market will develop. Because of our relatively small size and limited revenues, the investment community may show little or no interest in our securities and investors may not be readily able to liquidate their investment, if at all. Investors seeking liquidity in a security should not purchase our shares of common stock.

We operate in a highly competitive industry, and we cannot guarantee you that we will ever achieve any level of success in competing for clients with other financial news companies businesses.

         The providing of financial news is very competitive, and we will be competing with a number of established, online financial service companies including Investor's Business Daily, Barron's, TheStreet.com, RagingBull.com, Yahoo! Finance, Microsoft Investor, Motley Fool and CBS MarketWatch.com, in addition to numerous, lesser known, financial news companies targeting small cap and micro cap companies. We are at a competitive disadvantage in attracting advertisers and subscribers due to our relatively small size and somewhat limited scope of our services. In addition, there is not a significant barrier to entry in our market segment niche by competitors. Our competitors are larger and more diversified than International Broadcasting, and have greater financial resources. We cannot predict the degree of success, if any, with which we will meet competition in the future.

We may need additional capital which we may not be able to obtain on acceptable terms. Any inability to raise additional capital when needed could adversely affect our ability to grow our company.

         Our future capital requirements depend on a number of factors, including our ability to generate revenues and manage our business. If we are unable to substantially increase our net revenues, it is likely we will seek to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of equity securities in private or public transactions, to fund our operations. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced and those shareholders will experience dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all. If we are unable to obtain sufficient financing if and when needed, our ability to implement our plan of operation will be materially and adversely affected.

If we ever establish a public market for our common stock, the tradeability in our common stock will be limited under the penny stock regulations which will adversely affect the liquidity of our common stock.

         In the event we seek to establish a public market for our common stock, and the trading price of our common stock is less than $5.00 per share, our common stock would be considered a "penny stock," and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

         SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. A market in our common stock may never develop due to these factors.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial conditions or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2001. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This table does not give effect to the issuance of up to 10,566,600 shares of our common stock in the event currently outstanding warrants are exercised.

                                                                 June 30, 2001
                                                                 -------------
Long-term liabilities                                            $          0

Stockholder's equity:

     Preferred stock, $.0001 par value,
     10,000,000 shares authorized,
     0 shares issued and outstanding                                        -

     Common stock, $.0001 par value,
     200,000,000 shares authorized,
     70,849,900 shares issued and
     outstanding                                                        7,085
     Additional paid-in capital                                       319,709
     Stock subscription receivable                                     (3,000)
     Accumulated deficit                                              (80,523)
                                                                 -------------
          Total stockholder's equity                                  243,271
                                                                 -------------
     Total  capitalization                                       $    243,271
                                                                 =============

                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

         The following discussion should be read together with the information contained in the financial statements and related notes included elsewhere in this prospectus.

Plan of operation

         We are a development-stage company. Since inception in October 2000 through June 30, 2001 we have not generated any revenues. Our activities through that date have been limited to start-up activities that included the development of a business plan and the initial activities involved in launching our web site and beginning development of our advertising plan. Working capital to fund our operations has been generated from the proceeds of approximately $183,000 received by us from the private placement of our securities. During the balance of fiscal 2001 our plan of operation includes completing the development of our advertising plan and premium subscriber services, as well as the launch of at least one additional web site. We anticipate that we will begin to generate revenues from the sale of advertising and subscriptions for our premium services during fiscal 2002.

         In addition, as we continue the implementation of our business plan, during the next 12 months we anticipate that we will hire approximately two additional employees. We are unable to predict at this time the exact amount of additional working capital we will require to fund the continued implementation of our business plan, however, in order to provide any additional working capital which we may require, we will be required to raise additional capital through the sale of equity or debt securities. As described below, we currently have no commitments to provide us with any additional working capital. If we do not have sufficient working capital to implement our plan of operation described above, it is likely that we will cease operations. As a result of this material uncertainty, persons who cannot afford a complete loss of their investment should not purchase our securities.

Liquidity and capital resources

         Our working capital at June 30, 2001 was $103,393. Net cash used in operations for the six months ended June 30, 2001 was $22,647 compared to net cash used by operations of $0 for the period of October 13, 2000 (inception) through December 31, 2000. Included in the net cash used in operations for the six months ended is $30,000 of imputed compensation representing the fair value to us of the services rendered by our president and CEO who did not receive any cash compensation for the period of January 1, 2001 until June 2001. Net cash used in investing activities was $11,000 for the six months ended June 30, 2001 as compared to $0 for the period of October 13, 2000 (inception) through December 31, 2000. Cash flow provided by financing activities was $146,554 for the six months ended June 30, 2001 as compared to $0 for the period of October 13, 2000 (inception) through December 31, 2000. Since inception, we have funded our operations through the private placement of securities. In April 2001 we raised $25,000 through the private placement of common stock. In May and June 2001, we raised an additional $158,499 from the private placement of units consisting of shares of our common stock and common stock purchase warrants.

         During the next 12 months we anticipate that we will make certain capital expenditures for video and audio equipment totaling approximately $ 25,000 related to the expansion of our operations. Other than our working capital, we do not presently have any outside sources of capital. Our working capital is not sufficient to fund the continued implementation of our business plan, including the hiring of the additional employees and the purchase of the additional equipment. As described above, we intend to seek additional capital in the private and/or public equity markets to provide sufficient working capital to fund the continued implementation of our plan of operation. This additional capital may be provided by the exercise of our outstanding common stock warrants, or through the sale of equity or debt securities, or through the issuance of debt instruments. We have no commitments from any of our warrant holders to exercise the presently outstanding warrants and, accordingly, cannot assure you that they will ever be exercised. In addition, we have no commitments from any third parties to provide additional equity or debt funding to us, and we cannot guarantee you that we will be successful in locating such additional funding. If we receive additional funds through the issuance of equity securities, however, our existing stockholders may experience significant dilution. Further, we may not be able to obtain additional financing when needed or on terms favorable to our stockholders or us. Because we have no commitment for additional capital, we cannot guarantee you that we will be successful in raising such additional funds as we may need to fund our operations until such time, if ever, as we generate sufficient revenues to fund our working capital needs. If we are unable to raise sufficient working capital when and as needed, we may be required to cease operations.

                                    BUSINESS

         We are a web-based provider of timely financial news, market commentary and information. Our website is a highly specialized Internet news service that delivers business and financial news and information focusing exclusively on public companies that are quoted on the OTC Bulletin Board (OTCBB). Our goal is to earn a reputation as an authoritative and unbiased news source on the OTCBB, free from any spin, slant or editorial angle. Our website is designed to become a viable destination that generates traffic and revenue through subscriptions and advertising fees.

         We believe the Internet has established itself as a convenient means for investors to manage their portfolios, research investments and trade securities. As a result of the Internet, many individuals have been taking greater control of their investments by directly researching information on investments as the Internet can provide investors with easy access to information that was once generally available only to investment professionals. ^

         The Internet, however, also brings with it certain disadvantages as a result of the general anonymity of the web. Often news and information sources offer little disclosure about their background, or any conflicts of interest, potentially rendering their information untrustworthy. Other financial sites offer stock quotes, charts and other investment tools, but provide limited financial commentary and analysis, with a particular dearth of information on OTCBB-quoted companies. We believe that the Internet presents a significant opportunity to provide financial news and commentary on OTCBB-quoted companies, combining the depth of coverage of traditional media with immediacy and interactivity. ^

The OTC Bulletin Board


         The OTCBB is an electronic quotation service generally utilized by smaller public companies who do not yet meet the listing standards of The Nasdaq Stock Market.^ There are, however, significant differences between The Nasdaq Stock Market and the OTCBB. The OTCBB is a quotation medium for subscribing members, not an issuer listing service like Nasdaq. OTCBB securities are traded by a community of market makers that enter quotes and trade reports through a highly sophisticated, closed computer network, which is accessed through Nasdaq. The OTCBB is unlike The Nasdaq Stock Market in that it does not impose listing standards, automated trade executions, maintain relationships with quoted issuers nor does it have the same obligations for market makers.

Our services

         We provide news and information sourced from a wide array of news sources including television, news wires and the Internet, combined with original editorial commentary. We do not have content supply agreements with these third party sources; rather the content is free, publicly available information which we aggregate in our web site. As we continue to expand the content on our web site, we may enter into agreements with third party content providers upon customary terms and conditions. As of the date hereof, however, we have not entered into negotiations with any third party content providers. We launched our web site in December 2000. Since launching our site, we have developed an opt-in subscriber email list of approximately 7,000 unique names.

         The home page of our web site organizes the content in an easy to view format, and visitors to the site can access an array of information including:

         - A prominently placed table showing the five most active OTCBB stock from the trading day, including the symbol, daily volume and percentage of change in the volume from the prior trading,

         - A streaming ticker providing information on several commonly followed exchanges and indexes, including the NYSE Composite, Dow Jones Industrial Average, Dow Jones Transportation Stock Index, Nasdaq, S& P 500, S&P 100, Russell 2000, TSE (Toronto Stock Exchange) 300, TSE (Toronto Stock Exchange) 100, CDNX Composite, Value Line and the PSE Tech NDX ,

         -        A delayed quote look-up service,

         - News headlines for companies quoted on the OTCBB, including our daily Morning Report and After Market Report. Our Morning Report lists the top 20 volume leaders on the OTCBB at mid-morning, and provides a brief overview of the day's trading at mid-morning for the major U.S. markets, news from the top 20 volume leaders on the OTCBB that morning, as well as other news released that morning on OTCBB companies. Our After Market Report includes a list of the top 20 volume leaders on the OTCBB for the trading day, a summary of the trading day results for the major U.S. markets, news from the top 20 volume leaders on the OTCBB for the trading day, as well as other selected news released that day by OTCBB quoted companies, and

         - Original editorial commentary about timely issues affecting the OTCBB and companies quoted on it. The commentary has included such wide range topics from interviews with CEOs at OTCBB-quoted companies, to articles explaining the meaning of an "E" modifier on a ticker symbol to commentary on some of the abuses which can occur on the OTCBB.

         Presently, our content is either aggregated from third party sources such as news wires or is researched and written by our management in conjunction with outside reporters.

         As we continue to mature our business, over the next year it is our goal to feature more original content on our web site. We will also seek to expand our site to provide premier services to a base of subscribers. While we are in the preliminary stages of developing this program, we anticipate that these services will include stock alerts and news and updates tailored to the subscriber's preference.

         We also intend to expand our web site to include a Corporate Reporter advertising section. This section will include brief summaries of companies, including a business description and summary financial data, which will have been provided to us by the advertising company from information contained in its current public filings. The information contained in the Corporate Reporter section will be clearly marked as advertising.

         We also supply our content to other web sites. Presently, our web site can be linked to from approximately eight web sites, and we provide this access without charge as we continue to implement our business plan.

         During fiscal 2002 we may seek to expand our operations to include the Pink Sheets News Network, a service which will be identical to OTCBB News Network but focus on companies listed on the Pink Sheets, LLC Electronic Pink Sheets, an Internet-based, real-time quotation service for OTC equities and bonds for market makers and brokers, and the CDNX News Network, which will focus on Canadian stocks listed on the Canadian Venture Exchange (CDNX), Canada's public venture capital marketplace exchange.

         We deliver our service through our web site at www.otcbbnn.com. The web site is hosted for us by a third party provider utilizing two web servers to provide redundancy against hardware failures. We have not experienced any system failures since the launch of our web site.

Our business model

         Since the launch of our web site, we have been providing free access to our site in an effort to build brand awareness, increase traffic and create a ready source of potential paid subscribers. Our long-term plan is to generate revenues primarily from the sale of subscriptions for premier services on our web site, coupled with revenues from the sale of advertising space on our web site. We will also seek to supplement those revenues with content source revenues generated from providing our content to other web sites, and retail revenues from the sale of books and software.

         We are in the preliminary stages of developing our advertisers plan. We believe that our target viewer demographic should enable us to build an expanding advertising business. We expect that as we increase our traffic and expand our offering of news and commentary, we should create opportunities both for increased financial news- related advertising as well as luxury-goods advertising.

         Our web site presently carries banner advertising from third party affiliate programs for which we will receive a commission. As of the date hereof, our participation in these affiliate programs has not generated any revenues. We elected to initially utilize this type of advertising to assist us in the development of our advertising plan. We expect to complete development of our advertising plan and begin generating advertising revenues during fiscal 2002.

         We intend to market our web sites through content-sharing arrangements as well as through print and online advertisements. We intend to target print advertising campaigns in an effort to increase awareness among advertisers about our services. As we finalize our advertising plan, we will seek to employ in-house sales personnel to sell online advertising. We may also use independent sales agents.

Intellectual property

         We conduct our business under the trade name "OTCBB News Network" although we have not yet applied for a registered trademark. We presently intend to apply for a registered trademark of the name "OTCBB News Network" and "OTCBBNN" prior to the conclusion of fiscal 2001. There can be no assurance, however, that we will be granted either mark.

         We have obtained the right to the Internet addresses www.otcbbnn.com and www.pinksheetsnn.com. As with phone numbers, we do not have and cannot acquire any property rights in an Internet address. ^To protect our rights to intellectual property, we rely on a combination of trademark, copyright law, trade secret protection, and confidentiality agreements, although we do not have confidentiality agreements signed in every instance.

Competition

         We compete with a wide range of Internet financial news companies and news and information sites, including Investor's Business Daily, Barron's, Bloomberg, Dow Jones Newswire, PRNewswire, Reuters, TheStreet.com, Raging Bull.com, and Yahoo! Finance, Microsoft Investor, Motley Fool, and CBS MarketWatch.com. We also compete with other web sites offering news and information on OTCBB-quoted stocks. The vast majority of our competitors have more established brands, a longer operating history and greater financial resources than we do. We believe our market segment focus and the nature of our web site content may provide us with a limited ability to compete. The barriers to entry into our target market segment are limited and we expect increasing competition to develop. These new competitors could be better capitalized than we are, which could give them a significant advantage. There is the possibility that the competitors could capture significant market share of our intended market. We will also compete with a wide spectrum of other information media. Nearly all publications seek to sell advertising space and much of this effort is directly or indirectly competitive with our online content.

Employees

         As of June 30, 2001, we had three employees, all of whom are full-time. We have no collective bargaining agreements with any unions and we believe that our overall relations with our employees are excellent.

Property

         We lease approximately 1,200 square feet of commercial space at a monthly fee of $1,380 under a lease expiring in March 2002. We believe this existing space is sufficient for our needs in the foreseeable future. We have an option to extend the lease for an additional one year at an increase monthly of no greater than 5%. We also have the first right of refusal to lease the space after the option period expires, at a monthly increase of no greater than 5%.

Legal proceedings

         We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates a party adverse to us in any legal proceeding.

                                   MANAGEMENT

Directors and executive officers

         The following table includes the names, positions held and ages of our executive officers and directors. All directors serve for one year and until their successors are elected and qualify. Directors do not presently receive compensation for their services as directors. Officers are elected by the board of directors and their terms of office at the discretion of the board.

NAME                                AGE        POSITION
----                                ---        --------

Daryn P. Fleming                    36         President, CEO and director

Darrell W. Nether                   44         Vice-President, COO and director

Sandra S. Nether                    48         Secretary, treasurer and director

         Daryn P. Fleming.   Mr. Fleming has served as our president, CEO and a
member of our Board of Directors since founding the company in October 2000. Since 1996, Mr. Fleming has served as President of Diversified Marketing Concepts, LLC. Diversified Marketing Concepts, LLC, which has been inactive since May 2000, began its operations as a web site design company and evolved
into a public relations company.   Mr. Fleming graduated from Regent University,
Virginia Beach, Virginia with a Master of Arts in Communication and Broadcasting/Journalism and received a Bachelors of Arts from Adams State College, Alamosa, Colorado.

         Darrell W. Nether. Mr. Nether has served as our vice president, COO and a member of our Board of Directors since October 2000. Since March 2000, Mr. Nether has been a consultant for Diversified Marketing Concepts, LLC. From 1975 until joining International Broadcasting, Mr. Nether was employed in the aviation industry. Beginning with the U.S. Navy specializing in Aviation Structures and with Tracor Aviation/Lucas Aviation for 14 years becoming a supervisor in 1985 overseeing a segment of the Boeing 707 Hush Kit program. Mr. Nether worked for Santa Barbara Aerospace from June 1996 to March 1999 with responsibilities for overall plant operations including the indirect supervision of over eighty aviation maintenance personnel and as a sheet metal foreman for Garrett Aviation Santa Barbara from March 1999 to March 2000.

         Sandra S. Nether.   Ms. Nether has been our secretary, treasurer and a
member of our Board of Directors since October 2000. From December 1998 to February 2000, Ms. Nether was an administrative secretary for the Clark County Education Association Welfare Benefit Trust, a Las Vegas, Nevada company which provided teacher's benefit packages, and from April 1996 to April 1998, she was an executive secretary for Visiting Nurse Service, Inc., a traveling nurse business. Ms. Nether graduated Sawyer Business College, Ventura, CA. in 1980 as a legal secretary. Her initial employment was in the legal field, but has worked in many diverse areas and locales in real estate development, construction and most recently, health services.

         Mr. Nether and Ms. Nether are brother and sister.

Employment agreements

We are not a party to any employment agreements.

Director compensation

         Members of our board of directors do not receive compensation for serving in such positions.

Executive compensation

                           Summary Compensation Table

         The following table sets forth information relating to all compensation awarded to, earned by or paid by us during the period of October 13, 2000 (inception) to December 31, 2000 to (i) our president and CEO, and (ii) each of our executive officers who earned more than $100,000:

                                 Fiscal
                                 Year                                  Other Annual     LTIP            All Other
Name and Principal Position      Compensation    Salary       Bonus    Compensation     Options/ (#)     Payouts
-----------------------------------------------------------------------------------------------------------------
Daryn P. Fleming                  2000(1)           0            0          0               0    0          0

(1) For the period of October 13, 2000 (inception) through December 31, 2000, our activities were limited to organization and start-up activities and Mr. Fleming did not receive a salary. Beginning in June 2001 Mr. Fleming began receiving a salary based upon $72,000 annual compensation. For the period of January 1, 2001 through May 31, 2001 we imputed compensation of $30,000 which represented the fair value of his services to us.

                        Option Grants in Last Fiscal Year

         The following table sets forth information concerning our grant of options to purchase shares of our common stock during the period of October 13, 2000 (inception) through December 31, 2000 to (i) our president and CEO, and
(ii) each of our executive officers who earned more than $100,000 during this period.

                                               Percent of
                                Number of     Total Options/
                             Securities SARs     Granted
                               Underlying      To Employees          Exercise Or
                              Options/SARs       In Fiscal           Base Price
      Name                     Granted (#)          Year               ($/Sh)           Expiration Date
      -------------------------------------------------------------------------------------------------

Daryn P. Fleming,
President, CEO
and director                        -               -                     -                    -

                          Option Exercises and Holdings

         The following table contains information with respect to the exercise of options to purchase shares of common stock during the period of October 13, 2000 (inception) through December 31, 2000 to (i) our President and CEO and (ii) each of our executive officers who earned more than $100,000 during this period.

                                Aggregated Option/SAR Exercises in Last Fiscal Year
                                       and Fiscal Year-End Option/SAR Values

                                                                            Number of
                                                                           Securities            Value of
                                                                           Underlying           Unexercised
                             Shares                                        Unexercised         In-The-Money
                            Acquired                                      Options/SARs         Options/SARs
                               On                         Value           At FY-End (#)        At FY-End ($)
                            Exercise                    Realized          Exercisable/         Exercisable/
      Name                     (#)                         ($)            Unexercisable        Unexercisable
------------------------------------------------------------------------------------------------------------
Daryn P. Fleming,
President, CEO
and Director                   -                            -                   -                    -

                               Long-Term Incentive Plans Awards in Last Fiscal Year


                                     Number          Performance            Estimated Future Payouts Under
                                    of Shares         or Other                Non-Stock Price-Based Plans
                                    Units or        Period Until          -----------------------------------
                                  Other Rights       Maturation             Threshold   Target   Maximum
      Name                            (#)             or Payout                ($or #)  ($or #)    ($ or #)
      -------------------------------------------------------------------------------------------------------
Daryn P. Fleming,
President, CEO
and Director                            -                 -                      -          -       -

2001 Stock Option Plan

      On August 8, 2001, the board of directors and the holders of a majority of our outstanding shares of common stock adopted our 2001 stock option plan. We have reserved 5,000,000 shares of common stock for issuance upon exercise of options granted from time to time under the 2001 stock option plan. The 2001 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

       Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. The 2001 stock option plan is currently administered by our board of directors.

         Subject to the provisions of the stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board in its discretion. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of the date of this prospectus, we have not granted any options under the 2001 stock option plan.

Limitation on liability and indemnification matters

         As authorized by the Nevada General Corporation Law, our articles of incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except liability for:

        o any breach of the director's duty of loyalty to our company or its shareholders;
        o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
        o unlawful payments of dividends or unlawful stock redemptions or repurchases; and
        o any transaction from which the director derived an improper personal benefit.

         This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

         Our articles of incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         International Broadcasting was formed in October 2000 by Daryn Fleming, our president and CEO. In March 2001 Mr. Fleming contributed certain fixed assets to us valued at approximately $140,000 as an additional capital contribution. Mr. Fleming had recently acquired the assets and we valued same at his historical cost.

                             PRINCIPAL SHAREHOLDERS

         At September 15, 2001, there were an aggregate of 70,849,900 shares of common stock issued and outstanding. The following table sets forth, as of September 15, 2001, information known to us relating to the beneficial ownership of shares of common stock by:

         - each person who is the beneficial owner of more than 5% of the outstanding shares of common stock;

         -        each director;

         -        each executive officer; and

         -        all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of1125 East Clark Avenue, Suite A, Santa Maria, CA 93455.

         We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

         Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of the date of this prospectus, have been exercise or converted.

Name and Address of           Amount and Nature of          Percentage
   Beneficial Owner           Beneficial Ownership           of Class
-------------------           --------------------         ------------
Daryn P. Fleming                       40,000,000                56.5%
Darrell W. Nether                       2,500,000                 3.5%
Sandra S. Nether                        7,500,000                10.6%
Tyler Fleming (1)                       5,000,000                 7.1%
All officers and directors
 as a group (three persons)            50,000,000                70.6%


(1)   Mr. Fleming's address is 7065 W. Ann Road, Suite 130, Las Vegas, NV 89130.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 200,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, there are 70,849,900 shares of common stock issued and outstanding, which are held of record by approximately 38 holders, and no shares of preferred stock issued and outstanding.

Common stock

         Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights and holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred stock

         Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

         The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

Warrants

         We have issued and outstanding warrants to purchase a total of 10,566,600 shares of our common stock, including:

         * Series A warrants to purchase up to 2,113,320 shares of our common stock at an exercise price of $0.25 per share,

         * Series B warrants to purchase up to 5,283,300 shares of our common stock at an exercise price of $0.37 per share, and

         * Series C warrants to purchase up to 3,169,980 shares of our common stock at an exercise price of $0.50 per share.

         The warrants expire on April 25, 2006. The warrant exercise price will be subject to adjustment in the event of stock splits, dividends and similar events. Other than the exercise price, all series of the warrants are identical. We may call any warrant series or all of the warrants at any time upon 15 days prior written notice at a call price of $.0001 per share if the average closing price of our common stock should be at or above $1.00 per share for 10 consecutive trading days. Warrant holders will have this 15 day period during which to exercise the warrants so called. In the event the warrants which have been called are not exercised during this 15 day period, the warrant holder will receive the call price and the warrants will expire.

Dividend policy

         No dividends have been paid on the shares of our common stock, and we do not anticipate the payment of cash dividends in the foreseeable future. We anticipate that, for the foreseeable future any profit we report will be devoted to our future operations and that cash dividends would not be paid to our shareholders.

Transfer agent and registrar

         The transfer agent and registrar for our common stock is Old Monmouth Stock Transfer Co., Inc., 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey 07716, and its telephone number is 732-872-2727.

                            SELLING SECURITY HOLDERS

         The following table sets forth

         o   the name of each selling security holder,
         o   the number of shares owned, and
         o the number of shares being registered for resale by each selling security holder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby. If all the shares offered hereby are sold, the selling security holders will not own any shares after the offering.

                                                Number of                  Shares to      Shares to be owned
Name of selling security holder                 shares owned              be offered           after offering
-------------------------------                 ------------              ----------      -----------------------

John Adams                                           300,000                 300,000                -0-
Ross Bleustein                                       300,000                 300,000                -0-
Suzanne Brady                                        150,000                 150,000                -0-
Arthur Dermer                                        300,000                 300,000                -0-
Marissa Dermer                                       300,000                 300,000                -0-
Paul DiFrancesco                                     150,000                 150,000                -0-
Vincent DiFrancesco                                  150,000                 150,000                -0-
Disease Sciences, Inc.                               150,000                 150,000                -0-
Nancy Doherty                                        150,000                 150,000                -0-
Tyler Fleming                                      5,000,000               5,000,000                -0-
Sharon Fleming                                       999,900                 999,900                -0-
Alfred Flores, Jr.                                   600,000                 600,000                -0-
Ed Goldstein                                         150,000                 150,000                -0-
Margie Goldstein                                     300,000                 300,000                -0-
Wayne Goldstein                                      300,000                 300,000                -0-
David Gordon                                         600,000                 600,000                -0-
Eirik A. Hjelle                                      450,000                 450,000                -0-
Joel C. Holt                                         300,000                 300,000                -0-

Raymond J. Hotaling                                  150,000                 150,000                -0-
Michael James                                        300,000                 300,000                -0-
Brian S. John                                      1,050,000               1,050,000                -0-
John Johnson                                         300,000                 300,000                -0-
Eric Leest                                           150,000                 150,000                -0-
Charles J. Lidmann Family Trust                      150,000                 150,000                -0-
Martin Meads                                         450,000                 450,000                -0-
Carmen Piccolo                                       300,000                 300,000                -0-
Howard D. Rosen                                      300,000                 300,000                -0-
Roy Samuel                                           300,000                 300,000                -0-
Gary J. Schultheis                                 2,475,000               2,475,000                -0-
Martin Scott                                         300,000                 300,000                -0-
Barry Seidman                                        150,000                 150,000                -0-
John Signorello                                      300,000                 300,000                -0-
Herbert Tabin                                      2,475,000               2,475,000                -0-
Rakesh Taneja                                        150,000                 150,000                -0-
Terry Washburn                                       600,000                 600,000                -0-
William Zeidel                                       300,000                 300,000                -0-
                                                ------------              ----------      -----------------------

TOTAL                                             20,849,900              20,849,900                -0-
                                                ============              ==========      =======================

         None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than Tyler Fleming who is Daryn Fleming's brother, and Sharon Fleming, who is Daryn Fleming's mother.

         We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be distributed from time to time by the selling security holders including in one or more transactions that may take place on the over-the-counter market at such time, if ever, as a public market for our common stock is established. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

         The selling security holders may sell the securities in one or more of the following methods:

         o in the "pink sheets" or in the over-the-counter market or on such exchanges on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

         o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates;

        o through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

         o through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

         In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling security holder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         We have told the selling security holders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have provided each of the selling security holders with a copy of these rules. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         At the date of this prospectus, we have 70,849,900 shares of common stock issued and outstanding, all of which are restricted securities. Of these restricted shares, 20,849,900 shares are eligible for resale by this prospectus. The remaining restricted shares, which are owned by our officers and directors, are eligible for sale under Rule 144. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, FL 33301.

                                     EXPERTS

         The financial statements as of December 31, 2000, and for period from October 13, 2000 (inception) through December 31, 2000, appearing in this prospectus and registration statement have been audited by Feldman Sherb & Co., P.C., independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, registration statements and other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval Systems are publicly available through the SEC's site on the World Wide Web located at http//www.sec.gov.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC. We also intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until _________, 2001 (90 days after the date of this Prospectus), all dealers effecting trans actions in the registered securities, whether or not participating in this distribution, may be re quired to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold al lotments or subscriptions.

                            TABLE OF CONTENTS

                                                           Page
Prospectus Summary..........................
Risk Factors................................
Capitalization..............................
Use of Proceeds.............................
Management's Discussion and
  Analysis or Plan of Operation.............
Business....................................
Management..................................
Certain Relationships and
    Related Transactions....................
Principal Shareholders......................
Description of Securities...................
Selling Security Holders....................
Plan of Distribution .......................
Shares Eligible for Future Sale.............
Legal Matters...............................
Experts.....................................
Additional Information......................
Financial Statements........................    F-1

                INTERNATIONAL BROADCASTING CORPORATION, INC.

                          INDEX TO FINANCIAL STATEMENTS


                                                                       Page
                                                                       ----

PERIOD ENDED OCTOBER 13, 2000 (INCEPTION) THROUGH
DECEMBER 31, 2000

Independent auditors report                                            F-2

Balance Sheet                                                          F-3

Statement of Operations                                                F-4

Statement of Stockholders' Equity                                      F-5

Statement of Cash Flows                                                F-6

Notes to Financial Statements                                          F-7

SIX MONTHS ENDED JUNE 30, 2001 AND FROM OCTOBER 13,
2000 (INCEPTION) THROUGH JUNE 30, 2001 (UNAUDITED)

Balance Sheet                                                          F-10

Statements of Operations                                               F-11

Statement of Stockholders' Equity                                      F-12

Statements of Cash Flows                                               F-13

Notes to Financial Statements                                          F-14

                          INDEPENDENT AUDITORS' REPORT


     Board of Directors and Stockholders
     International Broadcasting Corporation

     We have audited the accompanying balance sheet of International Broadcasting Corporation (a development stage enterprise) as of December 31, 2000 and the related statements of operations, changes in stockholders' equity and cash flows for the period of October 13, 2000 (inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Broadcasting Corporation (a development stage enterprise) as of December 31, 2000 and the results of its operations, changes in stockholders' equity and cash flows for the period of October 13, 2000 (inception) through December 31, 2000 in conformity with generally accepted accounting principles.


                                                /s/ Feldman Sherb & Co., P.C.
                                                Feldman Sherb & Co., P.C.
                                                Certified Public Accountants

     New York, New York
     April 24, 2001

                            INTERNATIONAL BROADCASTING CORPORATION
                               (A Development Stage Enterprise)

                                        BALANCE SHEET

                                      DECEMBER 31, 2000


                             LIABILITIES AND STOCKHOLDERS' EQUITY

Stockholders' equity:
      Common stock, $.0001 par value; 200,000,000
          authorized, 50,000,000 issued and
          outstanding                                        $            5,000
      Preferred stock, $.0001 par value; 10,000,000
          authorized, 0 issued and outstanding                                -
      Additional paid-in capital                                              -
      Stock subscription receivable                                      (5,000)
                                                             -------------------

          Total stockholders' equity                                          -
                                                             -------------------

                                                             $                -
                                                             ===================
























                 See accompanying notes to financial statements

                         INTERNATIONAL BROADCASTING CORPORATION
                            (A Development Stage Enterprise)

                                 STATEMENT OF OPERATIONS


                                                           October 13, 2000
                                                         (Inception) through
                                                           December 31, 2000
                                                      --------------------------




 OPERATING EXPENSES                                   $                       -
                                                      --------------------------

 NET LOSS                                             $                       -
                                                      ==========================

 NET LOSS PER WEIGHTED AVERAGE
          SHARES OUTSTANDING                          $                       -
                                                      ==========================

 WEIGHTED AVERAGE COMMON SHARES
          OUTSTANDING                                                50,000,000
                                                      ==========================
























                 See accompanying notes to financial statements

                                           INTERNATIONAL BROADCASTING CORPORATION
                                              (A Development Stage Enterprise)

                                              STATEMENT OF STOCKHOLDERS' EQUITY

                                     October 13, 2000 (Inception) Through December 31, 2000


                                                  Common Stock
                                                 --------------------------------
                                                    Number of                         Subscription      Retained
                                                     Shares            Amount          Receivable       Earnings        Total
                                                 ---------------    -------------   ----------------   -------------   -------------

 Balance - October 13, 2000 (inception)                       -     $          -    $             -    $          -    $          -

      Issuance of common stock                       50,000,000            5,000             (5,000)              -               -
                                                 ---------------    -------------   ----------------   -------------   -------------

 Balance - December 31, 2000                         50,000,000     $      5,000    $        (5,000)   $          -    $          -
                                                 ===============    =============   ================   =============   =============




































                                  See accompanying notes to financial statements.
                                                       F-5

                          INTERNATIONAL BROADCASTING CORPORATION
                             (A Development Stage Enterprise)

                                  STATEMENT OF CASH FLOWS


                                                               October 13, 2000
                                                             (inception) through
                                                              December 31, 2000
                                                             -------------------


 CASH FLOWS FROM FINANCING ACTIVITIES

 NET CASH PROVIDED BY
       FINANCING ACTIVITIES                                  $                -
                                                             -------------------

 NET INCREASE IN CASH                                                         -

 CASH, beginning of period                                                    -
                                                             -------------------

 CASH, end of period                                         $                -
                                                             ===================


 SUPPLEMENTAL DISCLOSURE OF CASH
       FLOW INFORMATION:

       FINANCING ACTIVITIES:
          Subscription of common stock                       $            5,000
                                                             ===================

          Capital contribution of property and equipment     $                -
                                                             ===================














                 See accompanying notes to financial statements

                     INTERNATIONAL BROADCASTING CORPORATION
                        (A Development Stage Enterprise)
                          NOTES TO FINANCIAL STATEMENTS

             October 13, 2000 (Inception) Through December 31, 2000


1.       BUSINESS:

         International Broadcasting Corporation ("the Company") was incorporated in Nevada on October 13, 2000. The Company is a web-based provider of original, timely, comprehensive financial news commentary and information.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         A. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         B. Property and equipment - Property and equipment are recorded at cost. Expenditures for major additions and betterment's are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method over the assets estimated useful lives. Leasehold improvements are amortized over the lesser of the lease term or the asset's useful lives. Upon sale or retirement of plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

         C. Fair value of financial instruments - The carrying amounts reported in the balance sheet for cash and receivables, approximate fair value based on the short-term maturity of these instruments.

         D. Income Taxes - The Company follows Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         E. Website Development Costs - In 2000, the Emerging Issues Task Force ("EITF") of the FASB issued EITF Issued No. 00-2, "Website Development Costs," which established guidelines for accounting for website development costs and became effective for quarters beginning after June 30, 2000. The adoption of EITF issued No. 00-2 did not have a significant effect on the Company's financial statements.

3.       COMMITMENTS

         The Company leases its facilities for $1,380 monthly, the lease term is for one year commencing on April 1, 2001 and ending March 31, 2002.

4.       STOCKHOLDERS' EQUITY

         The Board of directors is authorized, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The directors may fix rights, preferences and privileges of the shares of each series. No shares have been issued as of March 31, 2001.

         The founders of the Company were issued 50,000,000 shares of common stock at par value for a total of $5,000. ^

5.       SUBSEQUENT EVENTS

         In April 2001, the Company sold 5,000,000 shares of its common stock to an accredited investor in a private sale exempt from registration under the Securities Act of 1933 in reliance on Section 4 (2) of said act and rule 506 promulgated thereunder. The Company received gross proceeds of $25,000.

         Between May 2001 and June 2001, the Company sold an aggregate of 105,666 units to an aggregate of 35 accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on Rule 506. Each unit consisted of 150 shares of the Company's common stock, a Series A warrant to purchase 20 shares at $0.25 per share, a Series B warrant to purchase 50 shares at $0.37 per share and a Series C warrant to purchase 30 shares at $0.50 per share, at a purchase price of $1.50 per unit. The Company received gross proceeds of $158,499 in this offering.

         The Company has issued and outstanding warrants to purchase a total of 10,566,600 shares of its common stock, including:

                  a. Series A warrants to purchase up to 2,113,320 shares of the Company's common stock at an exercise price of $0.25 per share,

                  b. Series B warrants to purchase up to 5,283,300 shares of the Company's common stock at an exercise price of $0.37 per share, and

                  c. Series C warrants to purchase up to 3,169,980 shares of the Company's common stock at an exercise price of $0.50 per share.

         The warrants expire on April 25, 2006. The warrant exercise price will be subject to adjustment in the event of stock splits, dividends and similar events. Other than the exercise price, all series of the warrants are identical. The Company may call any warrant series or all of the warrants at any time upon 15 days prior written notice at a call price of $.0001 per share if the average closing price of the Company's common stock should be at or above $1.00 per share for 10 consecutive trading days. Warrant holders will have this 15 day period during which to exercise the warrants so called. In the event the warrants which have been called are not exercised during this 15 day period, the warrant holder will receive the call price and the warrants will expire.

                          INTERNATIONAL BROADCASTING CORPORATION
                             (A Development Stage Enterprise)

                                      BALANCE SHEET

                                      JUNE 30, 2000
                                       (Unaudited)

 ASSETS

Current assets:
     Cash                                                       $       112,907
     Marketable securities                                               11,000
                                                                ----------------

         Total current assets                                           123,907

     Property and equipment, net                                        139,878
                                                                ----------------

                                                                $       263,785
                                                                ================

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued expenses                      $        20,514
                                                                ----------------

         Total current liabilities                                       20,514
                                                                ----------------

Stockholders' equity:
     Common stock, $.0001 par value; 200,000,000 authorized,
         70,849,900 issued and outstanding                                7,085
     Preferred stock, $.0001 par value; 10,000,000 authorized,
         0 issued and outstanding                                             -
     Additional paid-in capital                                         319,709
     Stock subscription receivable                                       (3,000)
     Accumulated deficit                                                (80,523)
                                                                ----------------

         Total stockholders' equity                                     243,271
                                                                ----------------

                                                                $       263,785
                                                                ================












                      See accompanying notes to financial statements

                   INTERNATIONAL BROADCASTING CORPORATION
                      (A Development Stage Enterprise)

                          STATEMENTS OF OPERATIONS


                                             Six Months        October 13, 2000
                                               Ended         (Inception) through
                                           June 30, 2001        June 30, 2001
                                        -------------------   ------------------
                                            (Unaudited)          (Unaudited)



 General and administrative             $           73,161    $          73,161

 Depreciation                                        7,362                7,362
                                        -------------------   ------------------

 NET LOSS                               $          (80,523)   $         (80,523)
                                        ===================   ==================

 NET LOSS PER COMMON SHARE -
         BASIC AND DILUTED              $             0.00    $            0.00
                                        ===================   ==================

 WEIGHTED AVERAGE COMMON SHARES
         OUTSTANDING                            54,699,431           54,699,431
                                        ===================   ==================























               See accompanying notes to financial statements

                                         INTERNATIONAL BROADCASTING CORPORATION
                                            (A Development Stage Enterprise)

                                            STATEMENT OF STOCKHOLDERS' EQUITY

                                          January 1, 2001 Through June 30, 2001
                                                        (Unaudited)

                                                 Common Stock
                                          -------------------------
                                            Number of                    Additional     Subscription    Accumulated
                                             Shares        Amount      Paid-in capital   Receivable        Deficit          Total
                                          ------------   ----------   ---------------   -------------   --------------   -----------


 Balance - January 1, 2001                 50,000,000    $   5,000    $            -    $     (5,000)   $           -    $        -

     Issuance of common stock              20,849,900        2,085           142,469               -                -       144,554

     Imputed compensation                           -            -            30,000               -                -        30,000

     Payment of subscription receivable             -            -                 -           2,000                -         2,000

     Capital contribution                           -            -           147,240               -                -       147,240

     Net loss                                       -            -                 -               -          (80,523)      (80,523)
                                          ------------   ----------   ---------------   -------------   --------------   -----------

 Balance - June 30, 2001                   70,849,900    $   7,085    $      319,709    $     (3,000)   $     (80,523)   $  243,271
                                          ============   ==========   ===============   =============   ==============   ===========




































                                         See accompanying notes to financial statements.
                                                              F-12

                                     INTERNATIONAL BROADCASTING CORPORATION
                                        (A Development Stage Enterprise)

                                           STATEMENTS OF CASH FLOWS


                                                                                   Six Months         October 13, 2000
                                                                                      Ended         (Inception) through
                                                                                 June 30, 2001         June 30, 2001
                                                                             -------------------   ---------------------
                                                                                   (Unaudited)          (Unaudited)

 NET LOSS                                                                    $          (80,523)   $            (80,523)
                                                                             -------------------   ---------------------

 Adjustments used to reconcile net loss to net cash used in operating activities:
           Depreciation                                                                   7,362                   7,362
           Imputed compensation                                                          30,000                  30,000
           Increase in accounts payable and accrued expenses                             20,514                  20,514
                                                                             -------------------   ---------------------

      CASH USED IN OPERATING ACTIVITIES                                                 (22,647)                (22,647)

 CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of investments                                                           (11,000)                (11,000)
                                                                             -------------------   ---------------------

                                                                                        (11,000)                (11,000)
 CASH FLOWS FROM FINANCING ACTIVITIES:
      Decrease in subscription receivable                                                 2,000                   2,000
      Sale of common stock                                                              144,554                 144,554
                                                                             -------------------   ---------------------

      CASH PROVIDED BY FINANCING ACTIVITIES                                             146,554                 146,554

 NET INCREASE IN CASH                                                                   112,907                 112,907

 CASH, beginning of period                                                                    -                       -
                                                                             -------------------   ---------------------

 CASH, end of period                                                         $          112,907    $            112,907
                                                                             ===================   =====================














                                   See notes to accompanying financial statements
                                                        F-13

                     INTERNATIONAL BROADCASTING CORPORATION
                        (A Development Stage Enterprise)

                                 June 30, 2001


1.       INTERIM FINANCIAL STATEMENTS

         The accompanying financial statements (unaudited) for the six months ended June 30, 2001, have been prepared in accordance with generally accepted accounting principles for interim financial information and, in the opinion of the Company, include all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of the Company's financial position, results of operations and cash flow as of the dates and periods presented. The results for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the financial information and footnotes thereto included in the International Broadcasting Corporation ("IBC" or the "Company") audited financial statements for the year ended December 31, 2000.

2.       BUSINESS:

         International Broadcasting Corporation, Inc. ("the Company") was incorporated in Nevada on October 13, 2000. The Company is a web-based provider of original, timely, comprehensive financial news commentary and information.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         A. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         B. Property and equipment - Property and equipment are recorded at cost. Expenditures for major additions and betterment's are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method over the assets estimated useful lives. Leasehold improvements are amortized over the lesser of the lease term or the asset's useful lives. Upon sale or retirement of plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

         C. Fair value of financial instruments - The carrying amounts reported in the balance sheet for cash and receivables, approximate fair value based on the short-term maturity of these instruments.

         D. Income Taxes - The Company follows Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         E. Website Development Costs - In 2000, the Emerging Issues Task Force ("EITF") of the FASB issued EITF Issued No. 00-2, "Website Development Costs," which established guidelines for accounting for website development costs and became effective for quarters beginning after June 30, 2000. The adoption of EITF issued No. 00-2 did not have a significant effect on the Company's financial statements.

4.       MARKETABLE SECURITIES

         The Company's investment in marketable securities are held for an indefinite period and thus are classified as available for sale. Cost approximates fair market value at June 30, 2001.

5.       PROPERTY AND EQUIPMEMT

         In March 2001, the Company's President contributed certain fixed assets to the Company valued at $147,240 as an additional capital contribution, valued at President's historical cost.

         At June 30, 2001, property and equipment consisted of the following:


                                               Estimated life        Amount
                                               --------------   ----------------
         Furniture, fixtures and equipment        5 years       $       147,240
         Less: Accumulated depreciation                                  (7,362)
                                                                ----------------
                                                                $       139,878
                                                                ================

6.       COMMITMENTS

         The Company leases its facilities for $1,380 monthly, the lease term is for one year commencing on April 1, 2001 and ending March 31, 2002.

7.       STOCKHOLDERS' EQUITY

         The Board of directors is authorized, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The directors may fix rights, preferences and privileges of the shares of each series. No shares have been issued as of March 31, 2001.

         The founders of the Company were issued 50,000,000 shares of common stock at par value for a total of $5,000.

         In April 2001, the Company sold 5,000,000 shares of its common stock to an accredited investor in a private sale exempt from registration under the Securities Act of 1933 in reliance on Section 4 (2) of said act and rule 506 promulgated thereunder. The Company received gross proceeds of $25,000.

         Between May 2001 and June 2001, the Company sold an aggregate of 105,666 units to an aggregate of 35 accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on Rule 506. Each unit consisted of 150 shares of the Company's common stock, a Series A warrant to purchase 20 shares at $0.25 per share, a Series B warrant to purchase 50 shares at $0.37 per share and a Series C warrant to purchase 30 shares at $0.50 per share, at a purchase price of $1.50 per unit. The Company received proceeds of $119,554 in this offering (net of offering costs of $38,945).

         The Company has issued and outstanding warrants to purchase a total of 10,566,600 shares of its common stock, including:

                  a. Series A warrants to purchase up to 2,113,320 shares of the Company's common stock at an exercise price of $0.25 per share,

                  b. Series B warrants to purchase up to 5,283,300 shares of the Company's common stock at an exercise price of $0.37 per share, and

                  c. Series C warrants to purchase up to 3,169,980 shares of the Company's common stock at an exercise price of $0.50 per share.

         The warrants expire on April 25, 2006. The warrant exercise price will be subject to adjustment in the event of stock splits, dividends and similar events. Other than the exercise price, all series of the warrants are identical. The Company may call any warrant series or all of the warrants at any time upon 15 days prior written notice at a call price of $.0001 per share if the average closing price of the Company's common stock should be at or above $1.00 per share for 10 consecutive trading days. Warrant holders will have this 15 day period during which to exercise the warrants so called. In the event the warrants which have been called are not exercised during this 15 day period, the warrant holder will receive the call price and the warrants will expire.

                                20,849,900 SHARES

                                  INTERNATIONAL
                            BROADCASTING CORPORATION





                                   PROSPECTUS




                             ________________, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 78.751 of the Nevada General Corporation Law, provides as follows:

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a Director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper under the circumstances. The determination must be made:

           (a)   By the stockholders;

           (b) By the board of Directors by majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding;

           (c) If a majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

           (d) If a quorum consisting of Directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than Directors or officers may be entitled under any contract or otherwise by law.

         6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any Director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a Director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         The Board of Directors may cause the Registrant to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Registrant, or is or was serving at the request of the Registrant as a Director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Registrant would have the power to indemnify such person.

         The indemnification provisions above provided shall include, but not be limited to, reimbursement of all fees, including amounts paid in settlement and attorneys' fees actually and reasonably incurred, in connection with the defense or settlement of any action or suit if such party to be indemnified acted in good faith and in a matter reasonably believed to be in or not opposed to the best interests of the Registrant. Indemnification may not be made for any claim, issue or matter as to which the person claiming after exhaustion of all appeals therefrom to be liable to the Registrant or for amounts paid in settlement to the Registrant unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee................................    $       53

Legal Fees and Expenses*.......................................        30,000
Accounting Fees and Expenses*..................................         7,500
Financial Printing*............................................         3,000
Transfer Agent Fees*...........................................         1,250
Blue Sky Fees and Expenses*....................................           750
Miscellaneous*.................................................         2,000
                                                                        -----
          TOTAL................................................       $44,553

* Estimated

None of the foregoing expenses are being paid by the selling security holders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         In October 2000 in connection with the organization of our company we issued an aggregate of 50,000,000 shares of common stock to our founders who are our executive officers and directors for total cash consideration of $5,000 in private transactions exempt from registration under the Securities Act in reliance on Section 4(2) of said act. Each of the founders is an accredited investor.

         In April 2001 we sold 5,000,000 shares of our common stock to an accredited investor in a private sale exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of said act and Rule 506 promulgated thereunder. We received gross proceeds of $25,000. We paid no commissions or underwriting discounts in this transaction. No general solicitation or advertising was used in connection with this transaction, and the certificate evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. The purchaser had access to business and financial information concerning International Broadcasting Corporation. We had reasonable grounds to believe that the purchase was an accredited investor, as defined by Rule 501 of Regulation D, and the purchaser represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws.

         Between May 2001 and June 2001 we sold an aggregate of 105,666 units to an aggregate of 35 accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on Rule 506. Each unit consisted of 150 shares of our common stock, a Series A warrant to purchase 20 shares at $0.25 per share, a Series B warrant to purchase 50 shares at $0.37 per share and a Series C warrant to purchase 30 shares at $0.50 per share, at a purchase price of $1.50 per unit. We received gross proceeds of $158,499 in this offering. Granite Financial Group, Inc., a broker-dealer, acted as placement agent for us in this offering, and we paid Granite Financial Group, Inc. selling commissions of $15,850. Each of the investors (a) had access to business and financial information concerning International Broadcasting Corporation, (b) represented that they were acquiring the shares for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) were accredited investors. No general solicitation or advertising was used in connection with this offering and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. None of the foregoing warrants have been exercised as of the date hereof.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.            Description of Document

      3.1              Articles of Incorporation of International Broadcasting
                       Corporation*
      3.2              By-laws of International Broadcasting Corporation*
      4.1              Form of common stock certificate*
      4.2              Form of warrant*
      4.3              International Broadcasting Corporation 2001 Stock Option
                       Plan*
        5              Opinion of Atlas Pearlman, P.A.*
     10.1              Lease dated May 23, 2001 between Minson Company and
                       International Broadcasting Corporation*
     23.1              Consent of Atlas Pearlman, P.A. (See Exhibit 5)*
     23.2              Consent of Feldman Sherb & Co., P.C.**


*        previously filed
**       filed herewith

ITEM 28.  UNDERTAKINGS

The undersigned Registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Maria, California on October 1, 2001.

                                          INTERNATIONAL BROADCASTING CORPORATION


                                          By: /s/ Daryn P. Fleming
                                          --------------------------------------
                                          Daryn P. Fleming, President,
                                          Chief Executive Officer and Principal
                                          Financial and Accounting Officer


         Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE              TITLE                                 DATE
        ---------              -----                                 ----



/s/ Daryn P. Fleming           Chief Executive Officer,         October 1 , 2001
-----------------------        President and Director
    Daryn P. Fleming           (Principal Executive Officer
                               and Principal Accounting
                               Officer)


/s/ Darrell Nether             Vice President, Chief             October 1, 2001
-----------------------        Operating Officer and Director
    Darrell Nether


/s/Sandra S. Nether            Secretary, Treasurer              October 1, 2001
-----------------------        and Director
   Sandra S. Nether